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                     October 13, 2023

       Robin M. Raju
       Chief Financial Officer
       Equitable Financial Life Insurance Company of America
       525 Washington Boulevard
       Jersey City, New Jersey 07310

                                                        Re: Equitable Financial
Life Insurance Company of America
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 333-65423

       Dear Robin M. Raju:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance